Exhibit 10.2

AGREEMENT

This agreement between some of the shareholders of Molino Cañuelas S.A. (hereinafter referred to as the “Agreement”) is entered into in the city of Buenos Aires on January 18, 2017, by and between:

1.              Mr. ALDO ADRIANO NAVILLI, with Documento Nacional de Identidad (National Identity Document) No. 10,053,805 and registered address at Ombú 3075, city of Buenos Aires (hereinafter referred to as “Aldo Navilli”) as party of the first part;

2.              Mr. RICARDO ALBERTO NAVILLI, with National Identity Document No. 13,429,134 and registered address at Azucena Villaflor 489, piso 4,  Rio 1, city of Buenos Aires (hereinafter referred to as “Ricardo Navilli”) as party of the second part;

3.              Mr. CARLOS ADRIANO NAVILLI, with National Identity Document No. 12,657,137 and registered address at Rodríguez Peña 1560, piso 3°, city of Buenos Aires (hereinafter referred to as “Carlos Navilli”) as party of the third part; and

4.              Ms. ADRIANA ELBA NAVILLI, with National Identity Document No. 11,398,465 and registered address at Las Heras 41, Laboulaye, Province of Córdoba (hereinafter referred to as “Adriana Navilli”) and Mr. MARCOS ANÍBAL VILLEMUR, with National Identity Document No. 26,927,403, with registered address at Las Heras 41, Laboulaye, Province of Córdoba (hereinafter referred to as “Marcos Villemur”) as party of the fourth part.

In this Agreement, Aldo Navilli, Ricardo Navilli and Carlos Navilli shall each be referred to as a “Party.” In addition, Adriana Navilli and Marcos Villemur, shall be jointly referred to as a single “Party.”

W H E R E A S

A.                                   The Parties are shareholders of Molino Cañuelas S.A. (hereinafter referred to as “Molino Cañuelas” or the “Corporation”).

B.                                   The Parties are also signatory parties of the Molino Cañuelas Shareholders’ Agreement executed on January 18, 2017 (hereinafter referred to as the “Shareholders’ Agreement”).

C.                                   The Shareholders’ Agreement states that, with the exception of the matters defined therein as “Relevant Matters,” all decisions related to other matters in relation to the management, governance and administration of Molino Cañuelas must be adopted with the agreement of at least three (3) parties to the Shareholders’ Agreement. In addition, all the parties to such Shareholders’ Agreement must comply and ensure compliance with the decisions of such majority, including through the different Corporate bodies, agents, representatives and officials.

D.                                   It is the common intent of Carlos Navilli, Ricardo Navilli, Adriana Navilli and Marcos Villemur to irrevocably provide in advance, for a term of five years, their approval of and consent to all of the acts of Corporate management, governance and auditing decided or recommended by Aldo Navilli.

Now, therefore, the Parties hereby agree to the following:

SECTION I

DEFINITIONS AND INTERPRETATION

Clause 1.01.  Defined Terms.

In this Agreement, all the defined terms, of which the first letter of each word is capitalized and which are placed between quotations marks and underlined on initially defining their meaning (except if they are words at the beginning of a sentence or proper nouns and if so required by the context) shall have the meaning assigned to them in each case in the text of this Agreement or, as the case may be, in the Shareholders’ Agreement.

Clause 1.02.  Interpretations.

Unless otherwise indicated or required by the context, in this Agreement or in relation to this Agreement:

(i)                                    the titles of the Sections, Clauses and/or other sections of the Agreement are included only for better reference and shall be ignored for the purposes of their interpretation;

(ii)                                 if so required by the context, the words and terms defined in singular form include the plural form and vice versa, and the words and terms defined in feminine gender form include the feminine, masculine and neutral gender forms;

(iii)                              all references to Articles, Sections or Clauses, unless otherwise expressly indicated, are references to the Articles, Sections or Clauses of this Agreement;

(iv)                             the expressions “herein,” “hereunder,” and other similar expressions used in this Agreement refer to this Agreement in its entirety, but not to a particular provision contained in it, unless otherwise expressly indicated;

(v)                                the expression “including” or “comprising” and other similar expressions used herein shall mean “including but not limited to”;

(vi)                             references to any person (including any Party) shall include the permitted successors (successors and/or assigns, either inter vivos and/or mortis causae, voluntary and necessary or legal), successors-in-interest, acquirers, beneficiaries, heirs, legatees and assignees of such person;

(vii)                          any accounting term and/or expression included herein that has not been defined herein or to which an express meaning has not been attributed shall have the meaning assigned to such term or expression by the generally accepted accounting principles of the Argentine Republic; and

(viii)                       the whereas clause hereof may be used for the purposes of determining the intention of the Parties on executing the Agreement.

SECTION II

PURPOSE OF THE AGREEMENT

Clause 2.01.  Purpose.

Carlos Navilli, Ricardo Navilli, Adriana Navilli and Marcos Villemur hereby provide their final, unconditional and irrevocable consent to and agreement and full approval of the performance of each and every one of the present and future actions and resolutions related to the Corporation’s management, governance and auditing (including in relation to its assets, activities, operation and any Relevant Matter) decided or recommended by Aldo Navilli, at his sole discretion. As of the date of this Agreement, the powers of Carlos Navilli, Adriana Navilli and Marcos Villermur under Section III of the Shareholders’ Agreement shall be assigned and delegated, to the fullest extent and without any reservations, to Aldo Navilli.

Clause 2.02.  Duration.

The consent, agreement and approval, as well as the delegation of powers established in Clause 2.01 hereof are final, unconditional and irrevocable for a renewable term of five years, calculated as of the effective date of this Agreement as set forth under Clause 4.06.

Clause 2.03. Supplementary Actions.

At the sole request of Aldo Navilli, Carlos Navilli, Ricardo Navilli, Adriana Navilli and Marcos Villemur, shall perform and ensure the performance and issue and have issued all of the documents and instruments that are necessary or convenient to implement and give full effect to the provisions of this Agreement, particularly Clauses 2.01 and 2.02. This obligation includes the duty to ensure that the officials, agents, bodies, proxies and other persons nominated or proposed for any position at the Corporation comply with their obligations.

SECTION III

SCOPE OF AUTHORIZATION AND DELEGATION

Clause 3.01. Scope of Consent and Delegation. Waivers.

Aldo Navilli shall not have the responsibility or obligation to exercise, either in whole or in part, the powers delegated in this Agreement or to fulfill or perform any actions consented to, approved or authorized hereunder.

Carlos Navilli, Ricardo Navilli, Adriana Navilli and Marcos Villemur hereby sign a final, unconditional and irrevocable waiver, without reservations, to the fullest extent permitted by law, of their right to file, either directly or indirectly (including through the Corporation) any kind of present or future complaint, claim, action, lawsuit, proceeding or requirement, including in relation to any obligation, cost, loss, expense, damage, liability and/or detriment of any kind, whether direct or indirect, moral or material, resulting or arising from or on occasion of the provisions of this Agreement and/or in the management, governance and/or auditing of the Corporation (including its assets, activities and operation) against Aldo Navilli (or whomever may be designated by Aldo Navilli for the management of the Corporation), with the exception of willful misconduct against Aldo Navilli’s Corporation, as established by a final sentence issued by a judge with competent jurisdiction, with the authority of res judicata. Carlos Navilli, Ricardo Navilli, Adriana Navilli and Marcos Villemur shall jointly indemnify and hold Aldo Navilli harmless from and against any claims filed by third parties based on the management, governance or auditing of the Corporation.

SECTION IV

MISCELLANEOUS PROVISIONS

Clause 4.01.  Amendments and Waivers. Termination.

No supplementary provisions, amendments or reform of this Agreement shall be binding unless they are issued in writing and signed by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether similar or not, and no waiver shall constitute a permanent waiver.

Failure or delay by any of the Parties in exercising any right, power or privilege established herein shall not constitute a waiver of such right, power or privilege, nor shall their singular or partial exercise prevent any other such exercise or subsequent exercise or the exercise of any other right, power or privilege.

Aldo Navilli may, at any time, terminate this Agreement either in whole or in part, without prior notice or communication or prior notification of any kind and without any liability or compensation whatsoever. It is hereby expressly established that in no case shall such termination be deemed untimely or result in any kind of claim. Termination shall not apply to the provisions of Clause 3.01 hereof.

Clause 4.02. Additional Warranties.

The Parties and, to the extent it is concerned, the Corporation, must immediately take the steps that are necessary or convenient, or cause them to be taken, sign additional documents and other documents, certificates, shareholders’ meeting minutes, amendments to the by-laws and other instruments and shall exercise the rights granted by the Shares, so as to ensure compliance with the provisions, purpose and spirit of this Agreement to the fullest extent possible and guarantee that they become fully effective. The provisions of this Agreement shall extend actively and passively to the Parties and to their respective successors.

Clause 4.03.  Severability.

Should any clause or provision of this Agreement be invalid, illegal or unenforceable by virtue of a legal or public order provision, the rest of the clauses and provisions of this Agreement shall nevertheless remain in full force and effect and such invalid, illegal or unenforceable clause or provision shall be immediately amended by the Parties as required to adjust it to applicable law or public order and implement it as consistently as possible with the original intent of the Parties.

Clause 4.04.  Registered Legal Address.  Notices.

For all purposes of this Agreement, the Parties hereby constitute their registered legal addresses at the locations indicated in the header hereof, where all notices sent shall be valid.

Clause 4.05.  Applicable Law.  Dispute Resolution.

(a)                                This Agreement and the rights and obligations of the Parties shall be construed and judged pursuant to the laws of the Argentine Republic.

(b)                                For the resolution of any dispute, discrepancy or difference with regard to the validity, effectiveness, interpretation, compliance with and/or performance of this Shareholders’ Agreement, the Parties shall accept the final award of the General Court of Arbitration of the Buenos Aires Stock Exchange, the Regulations of which are known and accepted by the Parties, and whose award shall be final and unappealable. The Court shall issue an award under the Law.

(c)                                 The provisions of this Clause 4.05 shall survive the termination of this Agreement, regardless of its cause, and their validity shall be extended throughout the existence of disputes arising from the Agreement.

Clause 4.06.  Prevailing Agreement.

The provisions of this Agreement shall prevail over any contradictory provision of the Corporate by-laws or regulations. Therefore, in case of doubt on the application, scope or interpretation of any clause of the by-laws or regulations, the provisions established in this Agreement shall apply in every case. None of the Parties may invoke the provisions of the by-laws, regulations or Shareholders’ Agreement to breach or fail to comply with the provisions established in this Agreement.

This Agreement shall become effective at the same time at which the Shareholders’ Agreement becomes effective.

Clause 4.07. Acceptance by the Corporation.

The Corporation subscribes this Agreement for the purpose of accepting and assuming without reservations each and every one of its obligations and commitments established directly or indirectly hereunder. Furthermore, the Corporation hereby undertakes to perform or refrain from performing, as the case may be, all acts that are necessary and/or convenient to fulfill (i) the common and irrevocable intent of the Parties expressed in this Agreement and (ii) the purpose of this Agreement and each and every one of its provisions.

IN WITNESS WHEREOF, the Parties have subscribed five (5) identical counterparts.

/s/ Carlos Adriano Navilli
CARLOS ADRIANO NAVILLI

/s/ Ricardo Alberto Navilli
RICARDO ALBERTO NAVILLI

/s/ Aldo Adriano Navilli
ALDO ADRIANO NAVILLI

/s/ Adriana Elba Navilli
ADRIANA ELBA NAVILLI

/s/ Marcos Villemur
MARCOS VILLEMUR

The following party has subscribed this Agreement for the purposes of notification, acceptance of its duties and the provision of its full approval:

/s/ Molino Cañuelas S.A.
MOLINO CAÑUELAS S.A.